Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2024 relating to the consolidated financial statements of OceanFirst Financial Corp. and the effectiveness of OceanFirst Financial Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of OceanFirst Financial Corp. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
October 18, 2024